                                                                      EXHIBIT 12

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                 THREE MONTHS
                                                                    ENDED
                                                                  MARCH 31,
                                                                --------------
                                                                2005     2004
                                                                -----    -----
Net income (loss)...........................................    $   7    $  (2)
Add:
  Interest expense..........................................       32       35
  Amortization of capitalized interest......................        1       --
  Portion of rentals representative of the interest
     factor.................................................        2        3
  Income tax benefit and other taxes on income..............        4       (1)
  Minority interest.........................................        1        1
  Undistributed (earnings) losses of affiliated companies in
     which less than a 50% voting interest is owned.........       --       --
                                                                -----    -----
     Earnings as defined....................................    $  47    $  36
                                                                =====    =====
Interest expense............................................    $  32    $  35
Interest capitalized........................................        1       --
Portion of rentals representative of the interest factor....        2        3
                                                                -----    -----
     Fixed charges as defined...............................    $  35    $  38
                                                                =====    =====
Ratio of earnings to fixed charges..........................     1.34     0.95
                                                                =====    =====

NOTE:Earnings were inadequate to cover fixed charges by approximately $2 million for the three months ended March 31, 2004.